UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 4, 2006

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 4, 2006, Kevin K. Pfeffer resigned as a member of Golden Eagle International, Inc.‘s (hereafter referred to as “we,” “us” or “our) Board of Directors. In an e-mail dated Sunday, December 3, 2006, to our Chief Executive Officer, Terry C. Turner, Mr. Pfeffer stated that he was resigning from his position as our Director, effective immediately, “due to serious concerns I have over your conduct.” Additionally, the email resignation stated that Mr. Pfeffer had “no choice but to report those concerns to the Securities and Exchange Commission.”

Mr. Pfeffer has been a member of our Audit Committee and our Compensation Committee since August 9, 2006, and was previously a member of our Compensation Committee for a two-year period. Because Mr. Pfeffer has resigned as our Director, he will no longer serve in those capacities.

We believe that Mr. Pfeffer’s resignation stems from two matters:

First, Mr. Pfeffer was named as a defendant in a lawsuit in the Federal District Court of Utah on September 1, 2006, Turner v. Golden Eagle International, Inc., Kevin K. Pfeffer, H.E. Dunham and William A. Jacobs, Civil Action No.2:06-cv-00738-TC (D. Utah), alleging, among other things, that Mr. Pfeffer: 1) was a co-conspirator in urging and authorizing us to file a false and misleading Current Report on Form 8-K with the Securities and Exchange Commission; 2) was in violation of Regulation Fair Disclosure (“FD”) by providing the selective disclosure of material information regarding us to shareholders and other third-parties regarding our business and fundamental disputes on the Board of Directors; 3) was in breach of his fiduciary duty to us and our shareholders as a Director; 4) was in breach of our Code of Ethics; and, 5) had carried out a campaign of disparagement, slander, libel and defamation against our Chairman of the Board, President, and Chief Executive Officer. Our Chief Executive Officer, Terry C. Turner, is the Plaintiff in this lawsuit. All Defendants in the referenced lawsuit have been voluntarily dismissed by Mr. Turner, with the exception of Mr. Pfeffer.

Second, between May and October of 2006, on three separate occasions, Mr. Pfeffer demanded that we return funds from Bolivia that had been strictly earmarked by the Board of Directors for the construction of our pilot plant in the C Zone of our Precambrian mining claims in eastern Bolivia so that we could repay him on a promissory note of approximately $150,000 on a preferential, priority basis over all of our other creditors. We explained to Mr. Pfeffer that such an action would constitute a breach of his fiduciary duty owed to us and our shareholders, and would violate federal securities laws because it would cause us to fail on representations that we had made to investors and the public regarding the construction of our pilot plant in eastern Bolivia. Accordingly, our Board of Directors refused to approve Mr. Pfeffer’s repeated requests for preferential repayment of his personal promissory note with earmarked funds.

For at least the past 18 months, Mr. Pfeffer has threatened our Chief Executive Officer that he was going to report certain matters to the Securities and Exchange Commission (“SEC”) without ever detailing what those matters were. In connection with Mr. Pfeffer’s threat our Board of Directors has repeatedly sought full disclosure regarding the nature of the information to which Mr. Pfeffer alluded that he would report to the SEC in order that our legal counsel could investigate such matters; however, Mr. Pfeffer has never cooperated with our Board of Directors and has never been forthcoming with any specific information.

Our Board of Directors has authorized that we join Mr. Turner’s lawsuit referenced above in the Federal District Court of Utah as a Plaintiff against Mr. Pfeffer for all of the causes of action alleged in Mr. Turner’s complaint, as well as additional causes of action, including, but not limited to, tortious interference with business relations for Mr. Pfeffer’s recent damaging communications with our principal creditor and lender; violations of proxy solicitation rules; additional breaches of fiduciary duties; additional breaches of our Code of Ethics and violations of Regulation FD. Our Board of Directors has also authorized that Mr. Pfeffer be sued for punitive damages for alleged malicious and intentional acts that have harmed us.

Item 9.01      Financial Statements and Exhibits

99.1       December 4, 2006 e-mail from Kevin K. Pfeffer to Terry C. Turner regarding Mr. Pfeffer's resignation as our Director.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 7th day of December 2006. Golden Eagle International, Inc.

By: /s/ Terry C. Turner —————————————— Terry C. Turner President and Chief Executive Officer

Exhibit 17

E-Mail:

From:	kkpfeffer@aol.com
Sent:	Sunday, December 03, 2006 5:23 a.m.
To:	t.turner@geii.com
Cc:	PHilton@HHLAW.com; OTCBBLawyer@aol.com
Subject:	Resignation

Terry,

It will come as no surprise to you that I am resigning from the Golden Eagle Board of Directors, effectively immediately. I am resigning due to serious concerns I have over your conduct. I have no choice but to report those concerns to the Securities and Exchange Commission.

Sincerely,

Kevin Pfeffer